Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Pharmaceuticals Announces Interim Results from its

Phase 2a Study of AZ-002 (Staccato® alprazolam) in Epilepsy Patients

Interim Analysis Shows That AZ-002 Produces Dose-Related Decreases

in Mean Standardized Photosensitivity Range

Mountain View, California - December 21, 2015 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced interim results of its Phase 2a study of AZ-002 (Staccato® alprazolam) in epilepsy patients. AZ-002 produced a dose-related decrease in mean Standardized Photosensivity Range (SPR), the primary endpoint in the study. AZ-002 is being developed for the management of epilepsy in patients with acute repetitive seizures (ARS). ARS occurs in a subset of patients with epilepsy who regularly experience breakthrough seizures, despite treatment with a regular regimen of anti-epileptic drugs.

This study employs the intermittent photic sensitivity (IPS) model in patients with epilepsy who previously exhibited photoparoxysmal responses on their electroencephalogram (EEG). The IPS model provides a means for assessing the effects of potential therapeutics in epilepsy patients in a controlled laboratory setting by measuring epileptiform changes on the EEG to varying frequencies of flashes of light. In addition to producing a dose-related decrease in mean SPR, there have been no serious adverse events reported to date and AZ-002 was generally safe and well tolerated in the study patients.

“Our team has been working with some of the key thought leaders in the field of epilepsy to assess the clinical viability of AZ-002 for ARS. We are encouraged with the preliminary data from the interim analysis of our AZ-002 Phase 2a study,” said Thomas B. King, President and CEO of Alexza. “We believe that AZ-002, if developed and approved, could offer great benefit to epilepsy patients who experience seizure emergencies like ARS.”

AZ-002 Study Interim Analysis Results and Clinical Trial Design Summary

The interim analysis from this study shows that AZ-002 had dose-related effects on the SPR, no serious adverse effects and was well tolerated in the patients studied. There were also dose-related changes in two visual-analogue scales for sedation and for alertness, which are established pharmacodynamic markers of benzodiazepine drug activity. Importantly, in both measures the pharmacodynamic effect was demonstrated at the two-minute time point, which was the first assessment in the study, demonstrating the rapid onset of effect of alprazolam as delivered by the Staccato technology.

The AZ-002 Phase 2a study is an in-clinic, randomized, placebo-controlled, double-blind design, 5-way crossover evaluating patients with epilepsy using the IPS model, with the primary endpoint being reduction in mean SPR. This exploratory study has enrolled 3 patients to date (of the 6 planned) at three U.S. clinical centers. The interim analysis was conducted at the midpoint in this study. The primary aim of this study is to assess the safety and the pharmacodynamic EEG effects of a single dose of AZ-002 at three dose strengths (0.5mg, 1.0mg and 2.0mg) vs. placebo (administered twice during the 6-weeek protocol for each patient).

Interim IPS Results for AZ-002

•	For the placebo dose (administered twice during the study period), the mean SPR was approximately 7 at all time points, from pre-dose baseline to 6 hours post dosing.

•	For the 0.5 mg dose, the mean SPR at baseline was 6.3 and the maximal effect occurring at the 1 hour time point) was 3.3, reflecting approximately a 48% decrease in the mean SPR.

•	For the 1.0 mg dose, the mean SPR at baseline was 7 and the maximal effect, occurring at the 2 minute time point, was 3, reflecting approximately a 42% decrease in the mean SPR.

•	For the 2.0 mg dose, the mean SPR at baseline was 6.7 and the maximal effect, occurring at the 2 min time point, was 2, reflecting approximately a 70% decrease in the mean SPR.

•	Duration of effect also appeared to be dose-related. The observed reduction in SPR approximately 4 hours and 6 hours for the 0.5mg and 1.0mg doses. At the six-hour time point (the last time point measured), the 2.0 mg dose still exhibited IPS activity, with the mean SPR remaining below baseline.

The most frequently reported adverse events in subjects receiving AZ-002 were sedation and/or somnolence. At the 1.0 mg and 2.0 mg doses, there was a rapid onset of effect observed at 2 minutes post inhalation, which can be attributed to the IV-like pharmacokinetics resulting from Staccato drug delivery.

In previous clinical studies, where more than 100 subjects and patients have been dosed, AZ-002 demonstrated dose-proportionality, exhibited a median Tmax (time to peak plasma concentration) of two minutes, and was generally safe and well-tolerated.

The Intermittent Photic Stimulation Model

The Intermittent Photic Stimulation (IPS) model has been used successfully to evaluate potential anti-seizure effects of new agents in early stage development in small groups of patients with photically-induced generalized epileptiform responses on their electroencephalogram (EEG), called photoparoxysmal responses (PPR). The number of flash frequencies at which PPR can be elicited (delineated by upper and lower thresholds elicited during IPS) can be used as a quantitative measure of photosensitivity and therefore epileptogenic threshold. When patients with PPR receive single test doses of possible anti-seizure medication, changes in the number of frequencies at which a PPR response is identified on the EEG can be used to screen for antiepileptic effects without triggering actual seizures. In photosensitivity studies, the patient is exposed to IPS at 14 predetermined unequally separated frequencies in order to detect changes in response around typical upper and lower frequency thresholds. Each flash frequency that elicits a photosensitive response is considered one “step”. The ranges in Hz between the upper bound and the lower bound for each patient are transformed into a metric, called the standardized photosensitive range (SPR). The maximum SPR is 14, based on the total number of flash frequencies tested.

Acute Repetitive Seizures (ARS)

Epilepsy, a disorder of recurrent seizures, affects approximately 2.5 million Americans, making it the third most common neurological disorder in the United States. ARS refers to seizures that are serial, clustered or crescendo, and ones that are distinct from the patient’s usual seizure pattern. Typically there is recovery between the seizures in the cluster1.

Among the implications of ARS are concerns for patient safety. Seizure effects generally correlate directly with seizure duration. Prolonged or recurrent seizure activity persisting for 30 minutes or more may result in serious injury, health impacts or death. If left untreated, ARS has been reported to evolve into status epilepticus, a life-threatening condition in which the brain is in a state of persistent seizure which has a mortality rate of 3% in children and 26% in adults.2

Benzodiazepines are considered to be medications of first choice for the treatment of ARS. The most immediate treatment for out-of-hospital care and the only U.S. Food and Drug Administration-approved product for acute repetitive seizures is rectal diazepam gel. Treatment may produce central nervous system depression. Oral, buccal, and sublingual benzodiazepines (lorazepam, diazepam), which are not approved for patients with ARS, are sometimes used for treatment, but only if the risk of aspiration is not a concern and it is recognized that the absorption time will be increased. Nasal benzodiazepine products, available in some countries, are not yet available in the United States. Intravenous benzodiazepines are rapidly acting, but must be administered by a healthcare professional in a medical facility.

The ability to treat a patient quickly is clinically imperative to avoid the epilepsy becoming status epilepticus or causing other serious complications3. Alexza believes that a product that can be administered easily in the home setting to effectively treat ARS may result in avoiding a trip to the hospital for treatment or diminish the use of the rectal formulation of diazepam. AZ-002 could be administered after the first seizure in a cluster, with the aim of preventing further seizures. The caregiver could provide dosing assistance between seizures. The product could also be used in a healthcare facility, thus avoiding the use of an IV or a rectal formulation of a benzodiazepine.

While there are not firm incidence and prevalence numbers in the literature, there are estimated to be less than 200,000 people with ARS in the United States, which could make AZ-002 eligible for orphan product status.

More information on this Phase 2a study can be found at www.clinicaltrials.gov. Alexza owns full development and commercial rights to AZ-002.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products and development pipeline are based on the Staccato® system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product and is currently available in 20 countries, approved for sale by the U.S. Food and Drug Administration, the European Commission and in several Latin American countries. Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s current commercial partner for ADASUVE in the United States, though Alexza has announced its intention to reacquire the United States commercial rights from Teva with an estimated target completion date of January 2016. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and Ferrer to effectively and profitably commercialize ADASUVE, Alexza’s ability to secure a new U.S. commercial partner for ADASUVE and the terms of any such partnership, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. Additionally, there are risks and uncertainties inherent in the process of negotiating the acquisition of the U.S. rights for ADASUVE from Teva and restructuring the obligations under the outstanding note from Teva. Alexza does not have a defined timeline for this process and is not confirming that the process will result in any specific action or transaction. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President and CEO
650.944.7900 (investor / media questions)
investor.info@alexza.com

Reference:

1.	Cereghino, JJ., 2007. Identification and treatment of acute repetitive seizures in children and adults
2.	Boggs, J., 2004. Mortality Associated with Status Epilepticus
3.	Dreifuss, Fritz E., 1998. Comparison of Rectal Diazepam Gel and Placebo for Acute Repetitive Seizures